AMENDMENT TO
                    LOAN AGREEMENT AND RELATED LOAN DOCUMENTS


     This AMENDMENT dated as of this third day of December, 1998 to Loan Agreement dated December 18, 1996, as amended by Amendment to Loan Agreement and Related Loan Documents dated February 6, 1998, (as amended, the "Loan Agreement") and to the Loan Documents (as defined in the Loan Agreement and as amended to date), is by and among PRESSTEK, INC., a Delaware corporation with a principal place of business at 8 Commercial Street, Hudson, New Hampshire 03051 (the "Borrower"), DELTA V TECHNOLOGIES, INC., an Arizona corporation with a principal place of business at 7775 North Casa Grande Highway, Tucson, Pima County, Arizona 85745 (the "Guarantor"), and CITIZENS BANK NEW HAMPSHIRE, a bank organized under the laws of the State of New Hampshire with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (the "Bank").

                                   WITNESSETH:

     WHEREAS, the Bank has extended a certain revolving line of credit loan to the Borrower in the principal amount of up to Ten Million Dollars ($10,000,000.00) (the "Revolving Line of Credit Loan") and a certain mortgage term loan to the Borrower in the principal amount of Six Million Nine Hundred Thousand Dollars ($6,900,000.00) ("Term Loan") pursuant to the Loan Agreement and certain Loan Documents; and

     WHEREAS, the Borrower has requested, and the Bank has agreed, to (1) renew the Revolving Line of Credit Loan, (2) decrease the interest rate applicable to the outstanding principal under the Revolving Line of Credit Loan, and (3) modify certain provisions pertaining to the Borrower's financial covenants contained in the Loan Agreement, all upon and subject to the terms and conditions of the Loan Agreement and the Loan Documents, as the same are amended hereby. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement and/or the Loan Documents, as the case may be.

     NOW, THEREFORE, in consideration of the premises contained herein, the Borrower, the Guarantor, and the Bank hereby agree as follows:

          1.   AMENDMENT OF LOAN AGREEMENT.

          A. The first sentence in Paragraph I. C. of the Loan Agreement is amended to read as follows:

          "The Revolving Line of Credit Loan shall be subject to review and, at the sole option and discretion of the BANK, renewal on July 31, 2000, and, if renewed, thereafter on each subsequent anniversary of such date (July 31, 2000, and each anniversary thereof to which the Revolving Line of Credit Loan is renewed, being a "Review Date")."

          B. Paragraph I. D. of the Loan Agreement shall be and hereby is replaced in its entirety with the following:

         "D. Interest Rate. The principal balance of each Advance outstanding from time to time under the Revolving Line of Credit Loan shall, unless BORROWER otherwise elects the Prime Rate (as defined below) to apply to such Advance, bear interest during the Advance Term (as defined below) therefor at a fixed rate equal to the LIBOR Rate (as defined below) plus one and one-half percent (1.5%) per annum. As used herein, for each Advance the term "LIBOR Rate" shall mean the rate as determined by the BANK on the basis of the offered rates for deposits in U.S. dollars for a thirty (30) day period which appear on the Telerate page 3750 or Reuter's LIBOR page as of 11:00 a.m. London time on the date that is two (2) Banking Days preceding the first day of the Advance Term for such Advance. If such rate does not appear on the Telerate page 3750 or Reuter's LIBOR page, the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a thirty
         (30) day period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time on the date that is two (2) Banking Days preceding the first day of the Advance Term for such Advance. The principal London office of each of the four major BANKS in the London interbank market will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of all such quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European BANKS for a thirty (30) day period offered by major BANKS in New York City at approximately 11:00 a.m., New York City time, on the date that is two (2) Banking Days preceding the first day of the Advance Term for such Advance. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage on the BANK with respect to LIBOR deposits of the BANK, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage actually maintained by the BANK. In the event of any such imposition of a Reserve Percentage, the BORROWER may elect by written notice to the BANK to have the entire principal amount of all outstanding Advances bear interest at the Prime Rate (as hereinafter defined). For purposes hereof, "Reserve Percentage" means the rate (expressed as a decimal) at which the BANK is required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System against Eurodollar liabilities outstanding. Interest shall be calculated and charged daily on the basis of actual days elapsed over a three hundred sixty (360) day banking year. The
         "Advance  Term"  for each  Advance  shall be a thirty  (30) day



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



          period beginning on the Banking Day elected by the BORROWER for such Advance to be made. BORROWER shall notify BANK in writing at least two
          (2) Banking Days in advance of the date upon which the BORROWER desires the Advance to be made. BORROWER's notice to BANK as aforesaid shall specify the amount requested to be advanced under the Revolving Line of Credit Loan and the date such Advance is to be made (which must be a Banking Day). The entire principal amount of each outstanding Advance shall either be repaid in full as of the end of the Advance Term therefor or, if not repaid in full, shall automatically (and without requirement of written notification by BORROWER) be deemed a new Advance as to which (i) the Advance Term shall commence as of the next day after last day of the Advance Term then ending and (ii) the interest rate therefor shall be equal to a fixed rate equal to the LIBOR Rate as of two (2) Banking Days preceding the first day of such new Advance Term plus one and one-half percent (1.5%) per annum. As used herein, the term "Prime Rate" shall mean the rate published by The Wall Street Journal from time to time under the category "Prime Rate: The Base Rate of Corporate Loans posted by at least 75% of the Nation's 30 Largest Banks" (the lowest of the rates so published if more than one rate is published under this category at any given time) or such other comparable index rate selected by the BANK in its sole discretion if The Wall Street Journal ceases to publish such rate. The BORROWER acknowledges that the Prime Rate is used for reference purposes only as an index and is not necessarily the lowest interest rate charged by the BANK on commercial loans. Each time the Prime Rate changes the interest rate under the Revolving Line of Credit Loan shall change contemporaneously with such change in the Prime Rate. Interest shall be calculated and charged daily on the basis of actual days elapsed over a three hundred sixty
          (360) day banking year."

          C. Paragraph 1. of Section VII. Q. entitled "Additional Financial and Other Covenants" shall be and hereby is replaced in its entirety with the following:

          "1. Borrower shall have a Tangible Capital Base (as hereinafter defined) equal to at least Seventy-Two Million Eight Hundred Forty-Five Thousand Dollars ($72,845,000.00) as at July 4, 1998, which Tangible Capital Base requirement shall be measured and increased (but never, in any event decreased) on a cumulative basis as at each fiscal quarter end thereafter by an amount equal to the sum of (a) seventy-five percent (75%) of Borrower's net income for each such fiscal quarter and (b) the amount of equity capital proceeds received by Borrower during such fiscal quarter as a result of the issuance of its capital stock. "Tangible Capital Base" means total shareholders' equity plus Subordinated Debt, less intangible assets, all as determined in accordance with generally accepted accounting principles from Borrower's



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



          financial statements delivered to the BANK in accordance with the covenants of the Borrower in the Loan Agreement (the "Financial Statements"); and

          D. Paragraph 2. of Section VII. Q. entitled "Additional Financial and Other Covenants" shall be and hereby is replaced in its entirety with the following:

          "2. Borrower shall have "Debt Coverage" (as hereinafter defined) of not less than 2:1 for each fiscal quarter commencing October 4, 1998. For purposes hereof, "Debt Coverage" shall mean the ratio of Borrower's net income for the applicable fiscal quarter ending on the date of determination, before reduction for interest, depreciation, taxes, and amortization expense for such period, but after the payment of dividends or distributions during such period to the aggregate amount of interest expense on all indebtedness and current maturities on long term debt payable by Borrower during such fiscal quarter, all as determined in accordance with generally accepted accounting principles from the Financial Statements; and"

          E. The following  representation  and warranty by Borrower is added as
     Section VI. P. of the Loan Agreement:

          "P. Year 2000 Representation. Borrower represents and warrants to the BANK (which representation shall survive the making of the Loans) that the Borrower has taken all necessary action to assess, evaluate and correct all of the hardware, software, embedded microchips and other processing capabilities it uses, directly or indirectly, to ensure that it will be able to function accurately and without interruption or ambiguity using date information before, during and after January 1, 2000."


          2.   AMENDMENT OF OTHER LOAN DOCUMENTS.

          Each of the other Loan Documents, whether or not specifically referenced herein, shall be and hereby is amended to reflect the terms and conditions of this amendment and to include within the scope of such Loan Documents and the description of Loans and Notes therein, and the obligations secured thereby, the Revolving Line of Credit Loan and Revolving Line of Credit Note as modified and renewed this date.



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



          3. REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES.

          Borrower hereby confirms, reasserts, and restates all of the representations and warranties under the Loan Agreement and the Loan Documents, as amended hereby, as of the date hereof, including without limitation, the representations and warranties set forth in Article VI of the Loan Agreement.


          4. REAFFIRMATION OF AFFIRMATIVE COVENANTS.

          Borrower hereby confirms, reasserts, and restates its Affirmative Covenants as set forth in Article VII of the Loan Agreement and the Loan Documents, as amended hereby, as of the date hereof.


          5. REAFFIRMATION OF NEGATIVE COVENANTS.

          Borrower  hereby  confirms,   reasserts,  and  restates  its  Negative
     Covenants as set forth in Article VIII of the Loan Agreement and the Loan Documents, as amended hereby, as of the date hereof.


          6. FURTHER REPRESENTATION AND WARRANTIES.

          The Borrower represents and warrants to the Bank as follows:

               (a) The execution, delivery and performance of this Agreement and the documents relating hereto (the "Amendment Documents") are within the power of the Borrower and are not in contravention of any law, the Borrower's Articles of Incorporation, By-laws or the terms of any other documents, agreements or undertaking to which the Borrower is a party or by which the Borrower is bound. No approval of any person, corporation, governmental body or other entity not provided herewith is required as a prerequisite to the execution, delivery and performance by Borrower of the Amendment Documents or any of the documents submitted to the Bank in connection with the Amendment Documents to ensure the validity or enforceability thereof.

               (b) All necessary corporate action has been taken by the Borrower to authorize the execution, delivery and performance of the Amendment Documents which, when executed on behalf of the Borrower, will constitute the legally binding obligations of the Borrower, enforceable in accordance with their respective terms.



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



          7. REAFFIRMATION OF GUARANTY.

               The Guarantor hereby confirms, reasserts, and restates its Guaranty, as amended hereby, as of the date hereof; and the Guarantor acknowledges and agrees that the term "Guaranteed Obligations" therein shall include the Revolving Line of Credit Loan and the Revolving Line of Credit Note as modified and renewed this date.


          8. NO FURTHER EFFECT.

               Except as amended hereby, the terms and conditions of the Loan Agreement and each of the Loan Documents as set forth therein shall remain unchanged and, as hereby amended, are in full force and effect.







                           [Intentionally left blank.]



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



     IN WITNESS WHEREOF, the Borrower, the Guarantor and the Bank have executed and delivered this Amendment to the Loan Agreement and Related Loan Documents all as of the day and year first above written.


WITNESS:                                  BANK:
                                          CITIZENS BANK NEW HAMPSHIRE



/s/ Diane L. Bourque                     By: /s/ Dianne M. Srebnick
--------------------------                   -----------------------------------
                                             Dianne M. Srebnick, Vice President


                                          BORROWER:
                                          PRESSTEK, INC.



/s/ Diane L. Bourque                     By: /s/ Richard A. Williams
--------------------------                   -----------------------------------
                                             Name:  Richard A. Williams
                                             Title: Chief Executive Officer


                                          GUARANTOR:
                                          DELTA V TECHNOLOGIES, INC.


 /s/ Diane L. Bourque                    By: /s/ Richard A. Williams
--------------------------                   -----------------------------------
                                             Name:  Richard A. Williams
                                             Title: Director



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